UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 7, 2008

AMERICAN BIO MEDICA CORPORATION

(Exact Name of Registrant as Specified in its Charter)

New York	0-28666	14-1702188
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

122 Smith Road, Kinderhook, NY           12106

(Address of Principal Executive Offices)   (Zip Code)

Registrant’s telephone number, including area code: 518-758-8158

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13c-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement

On August 7, 2008, the Company entered into an amendment (the “Amendment”) to its Letter Agreement (the “Letter Agreement”) with First Niagara Bank (“First Niagara”), effective as of August 1, 2008. The Letter Agreement, as amended by the Amendment, sets forth the understanding between the Company and Fist Niagara related to the Company’s line of credit, term note and real estate mortgage held by First Niagara (together, the “Credit Facilities”). The Forbearance Agreement previously entered into between the Company and First Niagara with respect to the Credit Facilities and the Company’s non-compliance with certain financial covenants set forth in the loan documentation for the Credit Facilities (the “Loan Documents”) expired on July 31, 2008 (see the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “Commission”) on May 28, 2008).

The Amendment reduces the interest rate on the Company’s line of credit to prime plus 1% (during the term of the Forbearance Agreement, the interest rate on the Company’s line of credit was prime plus 2%). The maximum amount available under the line of credit remains unchanged at $750,000, and the maturity date of the line of credit has been extended to April 1, 2009.

The Amendment also revises the financial covenants required to be maintained by the Company under the Letter Agreement. Under the Amendment, the Company’s monthly net loss must not exceed $75,000 during any month and, while any loans or commitments are outstanding and due First Niagara, the Company must maintain a minimum debt service coverage ratio of 1.10x, to be measured at December 31, 2008. The minimum debt service coverage ratio is defined as net income plus interest expense plus depreciation plus expense related to the amortization of derivative securities divided by required principal payments over the preceding twelve months plus interest expense.

In the event of default, the Company will be subject to an interest rate of prime plus 6% under its line of credit, any default or breach by the Company of any of the terms, covenants and conditions set forth in the Letter Agreement or in any Loan Document shall constitute a default under the Letter Agreement, and all other Loan Documents, and First Niagara may declare all sums outstanding under the Credit Facilities due and payable without notice or demand.

Under the Letter Agreement, as amended by the Amendment, the Company is also required to sell at least $500,000 in subordinated debentures by September 1, 2008, on terms consistent with the term sheet agreed to between the Company and Cantone Research, Inc. of Tinton Falls, New Jersey (“Cantone”) for the private placement (the “Offering”) of an issue of Series A 10% Subordinated Convertible Debentures (see below). As of the date of this report, the Company has entered into Securities Purchase Agreements with investors for the sale of $608,000 of Series A 10% Subordinated Convertible Debentures (the “Series A Debentures”).

Under Offering, not less than $250,000 nor more than $750,000 in principal amount of the Series A Debentures are to be placed. The Series A Debentures will accrue interest at a rate of 10% per annum (payable by the Company semi-annually) and mature on August 1, 2012. The payment of principal and interest on the Series A Debentures is subordinate and junior in right of payment to all Senior Obligations, as defined under the Series A Debentures. Holders of the Series A Debentures will have a right of conversion of the principal amount of the Series A Debentures into shares (the “Conversion Shares”) of the common stock of the Company (“Common Stock”), at a conversion rate of 666.67 shares per $500 in principal amount of the Series A Debentures (representing a conversion price of approximately $0.75 per share). This conversion right can be exercised at any time, commencing the earlier of (a) one hundred twenty (120) days after the date of the Series A Debentures, or (b) the effective date of a Registration Statement to be filed by the Company with respect to the Conversion Shares. The Company has the right to redeem any Series A Debentures which have not been surrendered for conversion at a price equal to the Series A Debentures’ face value plus $0.05 per underlying common share, or $525 per $500 in principal amount of the Series A Debentures. This redemption right can be exercised by the Company at any time within ninety (90) days after any date when the closing price of the Common Stock has equaled or exceeded $2.00 per share for a period of twenty (20) consecutive trading days.

As placement agent, Cantone will be entitled to a Placement Agent fee equal to 7% of the gross principal amount of Series A Debentures sold. In addition, Cantone will receive warrants to purchase shares of Common Stock at the rate of 50 shares of Common Stock for each $500 in principal amount of Series A Debentures placed. The warrants shall be exercisable within four (4) years of the issuance date. The exercise price under the Warrants shall be: (i) a price equal to the publicly traded closing price of the shares of the Common Stock on the date the minimum in principal amount of Series A Debentures is placed by Cantone and accepted by the Company (the “Closing Date”) with respect to the Series A Debentures placed on the Closing Date and (ii), a price equal to the publicly traded closing price of the shares of Common Stock on the date all Series A Debentures able to be placed are placed by Cantone, and accepted by the Company (the “Series A Completion Date”) with respect to the Series A Debentures placed after the Closing Date and up through the Series A Completion Date.

Pursuant to a Registration Rights Agreement, the Company has agreed to use reasonable efforts to register the Conversion Shares and the shares of Common Stock issuable upon exercise of the Placement Agent warrants.

The securities to be issued in this transaction are being sold pursuant to the exemption from registration afforded by Rule 506 under Regulation D ("Regulation D") as promulgated by the Commission under the Securities Act of 1933, as amended (the "1933 Act"), and/or Section 4(2) of the 1933 Act.

The Company intends to update this Current Report on Form 8-K when additional Series A Debentures are placed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN BIO MEDICA CORPORATION (Registrant)

Dated: August 8, 2008	By:	/s/ Melissa A. Waterhouse
Melissa A. Waterhouse
Vice President & Chief Compliance Officer Corporate Secretary